Exhibit 10.13

EXCLUSTVE LICENSING / MARKETING AGREEMENT

This Licensing Agreement ("Agreement") is made and entered into this 20th day of March, 2012, by and between GLIE LLC DBA , True2Life, a California Limited Liability Company, (referred to herein as "Licensor"'), and AL International, Inc., a Delaware Corporation, DBA Youngevity and DBA DrinkACT.com (refe1Ted to herein as '"Licensee").

Whereas Licensor is an established corporation in the marketing and sale of products related to dietary supplement products and has developed a distributor organization of independent authorized agents for the sale of its products, including the True Boost and other "True·• product brands. Whereas Licensee wishes to license the rights to sell Licensor's products and use Licensor's distributor organization and Licensor wishes to sell and/or transfer, among other things, its distributor organization and the True2Life product line(s) and this Agreement is to witness the following:

WITNESSETH:

    1.  Exclusive License of Business Assets.  Licensor shall grant an exclusive license to the Licensee, free from all liabilities and encumbrances except as hereinafter set forth, subject to the terms and conditions set forth in this Agreement, the following described property: Exclusive, worldwide rights to all business assets and properties owned or utilized by Licensor used in its regular coarse of business including but not limited to: Licensor's distributor organization, rights, intellectual property (including websites, and URLs), trademarks, and tradenames associated with the True2Life brand(s) and product line(s), Any product inventory (product inventory not purchased, will be held on consignment) , as well as other assets and rights to be able to carry on the business as if Licensor was still running the business ("Licensed Property").

    2.  License Fees. Licensor shall receive from Licensee a fee for the exclusive use of the Licensed Properly paid in the following ways:

       A.)  Royalty Fee: Licensor shall receive ten percent (10%) Royalty Fee, of the Net Sales from all members of Licensor's distributor organization (do\vnline distributor sales) for the first forty-eight (48) months.  4% will be calculated and paid for an additional 36 months (a total of 84 License Payments).   Net Sales are sales made by the distributor network (no matter which products are purchased) , not including taxes of any kind and shipping and handling, and less any refunds.
       Example:
       Months 1-48 are to be calculated at 10%
       Months 49-84 are to be calculated at 4%

       B.)  Product Royalty: Licensor shall receive five percent (5%) Royalty Fee, of  Net True 2 Life Products sales outside of the True 2 Life Distributor Network, that is to anyone that is not now or in the future in the True 2 Life Distributor Group. This Royalty will be paid for 48 months, 2% for the next 36 months (a total of 84 Royalty Payments) in additional to the 10% Royalty Fee calculated and paid of the True2Life Distributor Organization  sales.
       Example:
       Months 1-48 are to be t:alculated at 5%
       Months 49-84 are to be calculated at 2%

       C.)  Bonus Payment. If, within twenty-four (24) months after closing, sales of the Licensed Distributor Network are $50,000 or greater for 3 consecutive months, Licensee shall receive a bonus payment of $10,000.  If, within forty-eight (48) months after closing, sales of the Licensed Distributor Network are $150,000 or greater for 3 consecutive months, Licensee shall receive an additional bonus payment of $10,000. A total extra bonus potential of $20,000.

       D.)  Commissions in Genealogy. Dr. Luis and Evelia Arriaza shall be incorporated into the genealogy system for determining commissions within Licensee's systems just  above the Aniaza distributor network that is being leased as part of this transaction.  This will enable Dr. Luis and Evelia Arriaza to receive regular commissions on the sales of distributors in their downlines.  Commissions will be calculated using Licensee's regular commission structure and at regular intervolves.

       E.) Buy out. At the end of the Royalty Fee period , described above, Licensee shall have the right to purchase the Licensed Property for One dollar ($1.00). Ifat the end of the Royalty Fee period, Licensee chooses not to acquire the Licensed Property, all new distributors that enlisted during the period would be Licensees.

    3.  Payment of Purchase Price. The purchase price, as provided in Paragraph 2, shall be paid by the Licensee in the following manner:

       A.)  Fifteen days after the end of each calendar month commencing with the month after the Closing Date, Licensee shall pay Licensor the described percentage of such prior month's product sales attributable to Licensor's distributor organization.  Any such payment shall be past due if not received by Licensor before the 30111 day of such month.

       B.) If any inventory is transferred to Licensee on a consignment basis, Licensor shall ship its entire remaining inventory to Licensee on consignment , along with a list of such inventory shipped and the inventory cost.  Fifteen days after the end of each calendar month conunencing with the month after the Closing Date, Licensee shall pay Licensor the cost, as listed on the inventory provided to Licensee, of all inventory sold the prior month which was on consignment.  Each month, Licensee shall also provide a monthly report of inventory sold and inventory remaining on hand.

       C.)  Commission payments shall follow Licensee's regular business cycle, which currently is payment of commissions once per month on the fifteenth (l5th) of each month.

    4.  Term.  The nature of this Agreement is to last for the life of Licensor.  However, the following issues may result in termination of this Agreement if not cured within thirty (30) days and such cure must meet the approval of the offended party.

       A.)  If Licensor materially breaches paragraphs 6, 7, 8, and/or 9, and is not cured to the approval of Licensee, Licensee shall be able to terminate this Agreement and completely retain the rights to Licensor's products, inventory, distributor organization and other assets described within this Agreement.

       B.)  If Licensee materially breaches paragraph s 6, 10, and/or 11, and is not cured to the approval of Licensor , Licensor shall be able to terminate this Agreement and recover such damages as described in this Agreement.

    5.  Closing.  Licensor agrees to close this transaction on March 31, 2012. (the "Closing Date").

    6.  Post -Closing Obligations of Licensor/Licensee.

       A.)  Licensor agrees to use its best efforts in assisting with the transition I transfer of the Licen sor's distributor/customer organization and records to Licensee.  After Closing, J,icensor agrees to refer all order and inquiries related to the subject matter of this Agreement to Licensee.  Licensor further agrees to allow reasonable access to historical financial information as necessary.

       B.)  Licensee agrees to allow Licensor reasonable access to its books and records for audit purposes of the net product sales attributable to the Licensor's distributor organization.  Licensee agrees further to reasonably cooperate with Licensor's requests for information. Licensor shall notify Licensee no Jess than ten (10) business days prior to the date of its intended inspection of books and records.  Such information shall be confidential and Licensor shall not disseminate such info1mation and may only use it for audit purposes.

       C.)  Licensee agrees to use its best efforts to maintain and increase the sales of the Licensor's distributor organization exclusively  licensed from Licensor .  Licensee further agrees not to materially alter, transfer , assign, or otherwise dispose of such distributor organization until payment in full and the maturity of this agreement.

       D.) Licensee shall use its best efforts to sell the inventory acquired from Licensor and to prioritize the sale of such inventory.

       E.) Licensee and Licensor acknowledge that Licensor's distributor organization , inventory, and the other assets constitute valuable assets of Licensor 's. Licensee and Licensor therefore agree that during the tem1 of this Agreement and for two (2) year period after this Agreement, Licensors shall not contract with, utilize or attempt to utilize whether directly or indirectly, any portion of the either Licensor's and/or Licensee's distributor organizations, if such action could have the effect of re-directing the resources and skills of such distributors or distributor organizations . Such action would have serious and undeterminable financial ramifications that Licensor could be held responsible for.

    7.  Covenants of Licensor. Licensor covenants to Licensee that Licensor has good and marketable title in and to the assets being licensed and/or sold, free of all debts, liens and encumbrances, except as is expressly provided for herein.

    8.  Licensor's Representations and Warranties. Licensor represents and warrants to Licensee the following matters as of the date hereof, each of which shall also be true and complete as of the Closing Date as if made on the date of Closing, and each shall be deemed to be independently material:

       A.) That Licensor is a Limited Liability Company (LLC) duly organized , validly existing and in good standing under the laws of the state of California. That all signatures to this Agreement have full and official power to carry on the business as it is now being conducted and to enter into this Agreement on hehalf of Licensor and to bind Licensor to the terms thereof.

       B.)  That the execution of this Agreement by Licensor and its delivery to Licensee have been duly authorized by Licensor's Board of Directors and such Agreement and the execution and delivery thereof have been duly approved by all the holders of Licensor's outstanding shares; and no further corporate action is necessary on Licensor's part to make this Agreement valid and binding upon it in accordance with its terms.

       C.)  That the assets being sold to Licensee arc free from all security interests, mortgages , liens, claims, defects of title, and encumbrances, save and except set out on the Schedule of Contracts and Liabilities appended  hereto .

       D.) That Licensor is neither a foreign corporation , foreign person nor intermediary for a foreign corporation or foreign person, subject to withholding requirements of the Internal Revenue Service.

    9.  Breach of Representations and Warranties. In the event that any of the above representations or warranties are breached , then Licensee shall have the right to recover its damages from Licensor.

    10.  Licensee's Representations and Warranties.   Licensee represents and warrants as follow, to-wit:

       A.) That Licensee is a corporation duly organized, validly existing and in good standing under the laws of the state of Delaware and has full corporate power to carry on its business as it is now being conducted and to enter into and fully perform its obligations under the term of this Agreement.

       B.) That the proprietary information relating to the distributor organization made the subject of this Agreement shall remain confidential and neither Licensee nor Licensor shall release or otherwise disclose, except as required by law, such information without the prior \Witten consent of the other party.

       C.) That Licensor will have the right to purchase True2Life product inventory of up to 500.00 per month at the product cost (cost of each item to Youngevity) for the purpose of personal use, donation, and business building activities such as sampling of the products to others. There will be no royalties or license fees paid on these items when purchased.

       D.) Licensee shall advance up to $4,000 dollars to be used to pay Licensor's software vendor for suppo1i of the Licensor's software systems.

    11.  Default. If Licensee fails to timely pay or fails to perform any of Licensees obligations or breaches any of Licensees representations or warranties , Licensor may recover its damages, elect to rescind this Agreement and/or seek any and all equitable or legal remedies available.

    12.  Other Documents.  Licensor further agrees to execute and deliver to Licensee all deeds, assignments, documents of title, and other instruments which may be necessary to effect the transfer of the assets and properties described in this Agreement.

    13.  Notices.  Any notice, request, demand, instruction or other communication to be given to either party herew1der, except for those required to be delivered at Closing, shall be in writing and shall be deemed to be delivered upon the earlier of actual-receipt (whether by hand delivery or delivery service) or upon deposit with the U.S. Postal Service, registered or certified mail , postage prepaid, return receipt requested , and addressed as follows:

                If to Licensor:

                _____________________
                _____________________
                _____________________

                If to Licensee:

                Youngevity
                Attn: Steve Wallach
                2400 Boswell Rd.
                Chula Vista, Ca 91914

    14.  Governing Law / Jurisdiction. This Agreement is being executed and delivered, and is intended to be performed, in the State of California, and the laws of such State shall govern the validity, construction, enforcement and interpretation of this Agreement unless otherwise specified herein.

    15.  Entirety and Amendments.  This Agreement and the Exhibits attached hereto embody the entire agreement between the parties and supersedes all prior agreements and understandings, if any, relating to the Subject Property and may be amended or supplemented only by an instrument in writing executed by the party against whom enforcement is sought. Further, the prevailing party in any litigation between the parties shall be entitled to recover, as a part of its judgment  reasonable  attorney's fees.

    16.  Invalid Provisions.  If any provision of this Agreement is held to be illegal, invalid or unenforceable  under present or future laws, such provisions shall he fully severable and this Agreement shall be construed and enforced as if such illegal, invalid, or unenforceable provision had never comprised a part of the Agreement. The remaining provisions of the Agreement shall remain in full force and effect and shall not be affected by the illegal, invalid or unenforceable provision or by its severance from this Agreement.
Furthermore , in lieu of such illegal, invalid or unenforceable provision , there

    17.  Parties Bound. This Agreement shall be binding upon and inure to the benefit of Licensee and Licensor and their respective heirs, personal representatives, successors and assigns.

    18.  Further Acts.  In addition to the acts recited in this Agreement to be performed by Licensor and Licensee, Licensee and Licensor agree to perform or cause to be performed at or after Closing any and all such further acts as may be reasonably necessary to consummate the sale contemplated hereby.

    19.  Third Party Beneficiaries.  The rights, privileges, benefits and obligations arising under or created by this Agreement are intended to apply to and shall only apply to Licensee and Licensor and no other persons or entities.

    20.  Licensee's Authority. The person executing this Agreement on behalf of Licensee warrants to Licensor that he has the Authority to execute this Agreement on behalf of Licensee and to bind Licensee pursuant to the terms hereof.

    21.  Effective Date.  The effective date of this Agreement shall be the date this Agreement is executed by both Licensor and Licensee. References to "Date of Agreement " are to the effective date.

    22.  Captions.  The captions herein contained are for the purpose of identification only and shall not be considered in construing this Agreement.

    23.  Time is of Essence. Time is of the essence of this Agreement and each and every provision hereof.

    24.  Assignment.  Licensee may assign its right, title and interest in and to the agreement to any person or entity, upon approval of Licensor.

    25.  Arbitration / Attorney's fees.  Any controversy or claim arising out of or related to this Agreement or its subject matter, or the breach thereof, shall be settled by arbitration in accordance with the Commercial Arbitration Rules of the American Arbitration Association ("AAA"), but not administered by the AAA , before a panel of three Arbitrators whose compensation therefore shall be set by agreement of the parties should such proceeding become necessary. The panel shall be selected by each party selecting one neutral arbitrator and the persons thus selected shall select a third arbitrator who may not be a person suggested by either pa11y . Judgment upon the award rendered by the arbitrator may be entered in any Court having jurisdiction thereof. Any Arbitration shall be conducted in San Diego, California. The non-prevailing party in any cause of action brought hereunder, pursuant hereto, or in co1mection herewith, inclusive without limitation of an action for declaratory or equitable relief, shall be liable for the reasonable attorney's fees, expenses and costs of suit incurred by the prevailing party therein.

EXECUTED by Licensor this __________ day of __________, 2012

Licensor

_____________________
By:  __________________

EXECUTED by Licensee this 31 day of March, 2012

Licensee:

AL International, Inc.

By:  /s/ Steve Wallach
Steve Wallach, Chairman and CEO

or equitable relief, shall be liable for the reasonable attorney's fees, expenses and costs of suit incurred by the prevailing party therein.

EXECUTED by Licensor this __________ day of __________, 2012

Licensor

_____________________
By:  __________________

EXECUTED by Licensee this 31 day of March, 2012

Licensee:

AL International, Inc.

By:  /s/ Steve Wallach
Steve Wallach, Chairman and CEO